SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
 of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2010

COPANO ENERGY, L.L.C.
(Exact name of registrant as specified in its charter)

Delaware	001-32329	51-0411678
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

	2727 Allen Parkway, Suite 1200 Houston, Texas	77019
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code: (713) 621-9547

Not Applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 17, 2010, the Compensation Committee of the Board of Directors of Copano Energy, L.L.C. (“Copano”) recommended, and the Board approved, modifications to Copano’s director compensation program to reflect the addition of a non-executive director pursuant to Copano’s Director Designation Agreement with an affiliate of TPG Capital (as reported in Copano’s Form 8-K filed on July 22, 2010) and to increase annual retainers payable to chairmen of its committees.  The Board increased the annual retainer for the chairman of its Audit Committee from $8,000 to $12,000 and for the chairmen of its other committees from $4,000 to $6,000.  In addition, the Compensation Committee approved a new form of restricted unit award agreement for grants under Copano’s Long-Term Incentive Plan to directors serving pursuant to a contractual right to be nominated to the Board.

A summary of non-executive director compensation is filed as Exhibit 99.1 to this report, and a copy of the form of restricted unit award agreement is filed as Exhibit 99.2.

Item 5.07	Submission of Matters to a Vote of Security Holders.

Copano held a special meeting of common unitholders on November 17, 2010.  At the meeting, common unitholders approved (a) changes to the terms of Copano’s Series A convertible preferred units (“preferred units”) to provide for full voting rights for and convertibility of all preferred units into common units on a one-for-one basis and (b) Copano’s issuance of additional common units upon conversion of preferred units (the “Series A Proposal”).  The voting results are summarized below.

Series A Proposal Voting Results
For	Against	Abstain	Broker Non-Votes
35,866,700	753,228	245,307	—

Item 9.01.                      Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

99.1	Summary of Non-Executive Director Compensation

99.2	Form of Restricted Unit Award Agreement – Director Pursuant to Contract

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COPANO ENERGY, L.L.C.

November 23, 2010	By:	/s/ Douglas L. Lawing
Douglas L. Lawing
Executive Vice President, General Counsel
and Secretary

Exhibit Index

Exhibit No.	Description

99.1	Summary of Non-Executive Director Compensation

99.2	Form of Restricted Unit Award Agreement – Director Pursuant to Contract